Exhibit 3(a)(i)

RESTATED

CERTIFICATE OF INCORPORATION

OF

COMTECH TELECOMMUNICATIONS CORP.

(Under Sections 103 and 245 of the General Corporation Law
of the State of Delaware)

                Comtech Telecommunications Corp., a corporation organized and existing under the General Corporation Law of the State of Delaware, DOES HEREBY CERTIFY:

                1.              The name of the corporation is Comtech Telecommunications Corp. The name under which it was originally incorporated was Comtech Merger Corporation. The date of filing of its original Certificate of Incorporation with the Secretary of State was December 30, 1986.

                2.              This Restated Certificate of Incorporation was duly adopted in accordance with Section 245 of the General Corporation Law of Delaware.

                3.              This Restated Certificate of Incorporation only restates and integrates and does not further amend the provisions of the Certificate of Incorporation as amended or supplemented heretofore and there is no discrepancy between this Restated Certificate of Incorporation and the text of the Certificate of Incorporation as amended or supplemented heretofore.

                4.              The text of the Certificate of Incorporation as amended or supplemented heretofore is hereby restated without further amendments or changes to read as herein set forth in full:

            FIRST:                The name of the corporation is Comtech Telecommunications Corp., sometimes hereinafter referred to as the Corporation.

            SECOND:           The location of the registered office of the Corporation in the State of Delaware is 2711 Centerville Road, Suite 400, Wilmington, Delaware 19808; and the name of its registered agent at that address is The Prentice-Hall Corporation System, Inc.

            THIRD:              The purpose of the Corporation is to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of Delaware.

            FOURTH:          (a)       The aggregate number of shares which the Corporation shall have authority to issue is One Hundred Two Million (102,000,000) shares, of which One Hundred Million (100,000,000) shares shall be Common Stock, par value ten cents ($.10) (“Common Stock”), and Two Million (2,000,000) shares shall be Preferred Stock, par value ten cents ($.10) (“Preferred Stock”).

                            (b)       Subject to the limitations which may be prescribed in or pursuant to this Article FOURTH, the holders of shares of Common Stock shall be entitled to receive, as and when declared by the Board of Directors, out of the assets of the corporation that are by law available therefor, dividends payable either in cash or in property, including securities of the Corporation.

                            (c)       Except as may otherwise be required by law or as prescribed in or pursuant to this Article FOURTH, each holder of Common Stock shall have one vote in respect of each share of Common Stock held by him on all matters voted upon by the shareholders.

                            (d)       Shares of Preferred Stock may be issued from time to time in one or more series. The Board of Directors of the Corporation shall designate the shares of each series of Preferred Stock to distinguish them from the shares of any other such series and is authorized to fix by resolution or resolutions adopted prior to the issuance of any shares of Preferred Stock the number of shares included in each series, the relative, participating, optional or other special rights, preferences and qualifications, restrictions or limitations thereof and to fix the variations therein between the series, all as permitted by law. Such authority shall include, but not be limited to, fixing the following:

(i) The number of shares initially constituting the series, which from time to time, may be increased, or decreased to a number not less than the then outstanding shares of the series.

            (ii)       The rate of dividends to be paid on the shares of the series, the conditions on which and the times when such dividends are payable, the preference to, or the relation to, the payment of the dividends payable on any other class of capital stock of the Corporation, or any series thereof, whether cumulative, and, if so, the date and dates from which dividends shall cumulate.

(iii) The voting rights, if any, in addition to those provided by law and, if so, the terms and conditions thereof.

            (iv)      The conversion or exchange privileges, if any, of shares of the series, and, if so, the terms and conditions of the conversion or exchange, including provision for adjustment of the conversion and exchange rates.

            (v)       Whether shares of the series shall be redeemable and, if so, the terms and conditions of the redemption, including the date or dates upon or after which they shall be redeemable and the amount payable in case of redemption, which may vary under different conditions and at different dates.

(vi) The terms of a sinking fund, retirement fund or purchase fund, if any, to be provided with respect to the shares of the series and, if so, the terms and conditions thereof.
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(vii) The rights of the shares of the series in the event of voluntary or involuntary liquidation, dissolution, or winding up of the Corporation.

(viii) Any other relative rights, preferences and limitations of the series not inconsistent with law or the provisions of this Article FOURTH.

No shares of Preferred Stock of any series established by the Board of Directors shall be issued until there has been compliance with provisions of law applicable thereto.

(e) No holder of shares of any class of capital stock of the Corporation shall be entitled to any preemptive rights.

Designation of Series A Junior Participating Preferred Stock.

               Section 1.              Designation and Amount. The shares of such series shall be designated as Series A Junior Participating Cumulative Preferred Stock, $.10 Par Value (the “Series A Preferred Stock”) and the number of shares constituting such series shall be 200,000. Such number of shares may be increased or decreased by resolution of the Board of Directors; provided, however, that no decrease shall reduce the number of shares of Series A Preferred Stock to a number less than the number of shares then outstanding plus the number of shares reserved for issuance upon the exercise of outstanding options, rights or warrants to purchase, or upon the conversion of any outstanding securities issued by the Corporation convertible into, Series A Preferred Stock.

               Section 2.              Dividends and Distributions.

               (a)          Subject to the rights of the holders of shares of any series of Preferred Stock ranking prior and superior to the Series A Preferred Stock with respect to dividends, the holders of shares of Series A Preferred Stock, in preference to the holders of Common Stock, $.10 par value, of the Corporation (the “Common Stock”) and of any other junior stock which may be outstanding, shall be entitled to receive, when, as and if declared by the Board of Directors out of funds legally available for the purpose, quarterly dividends payable in cash (except as provided below) on the first day of August, November, February and May in each year (each such date being referred to herein as a “Quarterly Dividend Payment Date”), commencing on the first Quarterly Dividend Payment Date after the first issuance of a share or fraction of a share of Series A Preferred Stock, in an amount per share (rounded to the nearest cent) equal to the greater of (a) $1.00 per share ($4.00 per annum), or (b) subject to the provision for adjustment hereinafter set forth, 100 times the aggregate per share amount of all cash dividends, plus 10 times the aggregate per share amount (payable in kind) of all non-cash dividends or other distributions, other than a dividend payable in shares of Common Stock or a subdivision of the outstanding shares of Common Stock (by reclassification or otherwise), declared on the Common Stock since the immediately preceding Quarterly Dividend Payment Date or, with respect to the first Quarterly Dividend Payment Date, since the first issuance of any share or fraction of a share of Series A Preferred Stock. In the event the Corporation shall at any time declare or pay any dividend or distribution on Common Stock payable in shares of Common Stock, or effect a subdivision or combination or consolidation of the outstanding shares of

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Common Stock (by reclassification or otherwise than by payment of a dividend in shares of Common Stock) into a greater or lesser number of shares of Common Stock, then in each such case the amount to which holders of shares of Series A Preferred Stock were entitled immediately prior to such event under clause (b) of the preceding sentence shall be adjusted by multiplying such amount by a fraction, the numerator of which is the number of shares of Common Stock outstanding immediately after such event and the denominator of which is the number of shares of Common Stock that were outstanding immediately prior to such event.

               (b)          The Corporation shall declare a dividend or distribution on the Series A Preferred Stock as provided in paragraph (A) of this Section immediately after it declares a dividend or distribution on the Common Stock (other than a dividend or distribution payable in shares of Common Stock); provided, however, that in the event no dividend or distribution shall have been declared on the Common Stock during the period between any Quarterly Dividend Payment Date and the next subsequent Quarterly Dividend Payment Date, a dividend of $1.00 per share ($4.00 per annum) on the Series A Preferred Stock shall nevertheless be payable on such subsequent Quarterly Dividend Payment Date.

               (c)          Dividends shall begin to accrue and be cumulative on outstanding shares of Series A Preferred Stock from the Quarterly Dividend Payment Date next preceding the date of issue of such shares of Series A Preferred Stock, unless the date of issue of such shares is prior to the record date for the first Quarterly Dividend Payment Date, in which case dividends on such shares shall begin to accrue from the date of issue of such shares, or unless the date of issue is a Quarterly Dividend Payment Date or is a date after the record date for the determination of holders of shares of Series A Preferred Stock entitled to receive a quarterly dividend and before such Quarterly Dividend Payment Date, in either of which events such dividends shall begin to accrue and be cumulative from such Quarterly Dividend Payment Date. Accrued but unpaid dividends shall accumulate but shall not bear interest. Dividends paid on the shares of Series A Preferred Stock in an amount less than the total amount of such dividends at the time accrued and payable on such shares shall be allocated pro rata on a share-by-share basis among all such shares at the time outstanding. The Board of Directors may fix a record date for the determination of holders of shares of Series A Preferred Stock entitled to receive payment of a dividend or distribution declared thereon, which record date shall be not more than 60 days prior to the date fixed for the payment thereof.

               Section 3.              Voting Rights. The holders of Shares of Series A Preferred Stock shall have the following voting rights:

               (a)          Subject to the provisions for adjustment as hereinafter set forth, each share of Series A Preferred Stock shall entitle the holder thereof to 100 votes (and each one one-hundredth of a share of Series A Preferred Stock shall entitle the holder thereof to one vote) on all matters submitted to a vote of the stockholders of the Corporation. In the event the Corporation shall at any time declare or pay any dividend on Common Stock payable in shares of Common Stock or effect a subdivision or combination or consolidation of the outstanding shares of Common Stock (by reclassification or otherwise than by payment of a dividend in shares of Common Stock) into a greater or lesser number of shares of Common Stock, then in each such case the number of votes per share to which holders of shares of Series A Preferred Stock were

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entitled immediately prior to such event shall be adjusted by multiplying such number by a fraction, the numerator of which is the number of shares of Common Stock outstanding immediately after such event and the denominator of which is the number of shares of Common Stock that were outstanding immediately prior to such event.

                (b)          Except as otherwise provided in this Certificate of Incorporation, or by law, the holders of shares of Series A Preferred Stock and the holders of shares of Common Stock shall vote together as one class on all matters submitted to a vote of stockholders of the Corporation.

                (c)          In addition, the holders of shares of Series A Preferred Stock shall have the following special voting rights:

                (i)              If at any time accrued dividends on any shares of Series A Preferred Stock shall be in arrears in the full aggregate amount of the last four quarterly dividends accrued thereon (whether or not declared), the holders of Series A Preferred Stock and all other series of Preferred Stock (in each case to the extent then entitled pursuant to the terms of such series), voting together as one class, shall have the exclusive and special right to elect two directors of the Corporation, and the number of directors constituting the Board of Directors of the Corporation shall be increased by two (if not previously increased in connection with the right of other series of Preferred Stock entitled to vote together with this Series to elect directors of the Corporation) for such purpose.

                (ii)            Whenever any such right of the holders of Series shall have vested, such right may be exercised initially either at a special meeting of the holders of Series A Preferred Stock and all other series so entitled to vote, if any, called as hereinafter provided, or at any annual meeting of stockholders, and thereafter at annual meetings of stockholders. The right of the holders of Series A Preferred Stock voting separately as a class with such other series of Preferred Stock to elect members of the Board of Directors of the Corporation as aforesaid shall continue until such time as all dividends accrued on all shares of Series A Preferred Stock shall have been paid in full, or declared and set apart for payment, at which time the special right of the holders of Series A Preferred Stock so to vote separately as a class with such other series of Preferred Stock for the election of directors shall terminate, subject to revesting in the event of each and every subsequent occurrence of an arrearage specified in paragraph (i) above.

                (iii)            At any time when such special voting power shall have vested in the holders of Series A Preferred Stock as provided in the preceding paragraph (i), the proper officer of the Corporation shall, upon the written request of the holders of record of at least 10% of the aggregate then outstanding voting power of shares of Series A Preferred Stock and all other series of Preferred Stock entitled to vote in the election of such directors addressed to the Secretary of the Corporation, call a special meeting of the holders of Series A Preferred Stock for the purpose of electing directors pursuant to this Section 3(c). Such meeting shall be held at the earliest practicable date. If such meeting shall not be called by the proper officer of the Corporation within twenty days after personal service of such written request upon the Secretary of the Corporation, or within twenty days after mailing the same within the United States of America, by registered mail addressed to the Secretary of the Corporation at its principal office, then the holders

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of record of at least 10% of the aggregate then outstanding voting power of shares of Series A Preferred Stock and all other series of Preferred Stock entitled to vote in the election of such directors may designate in writing one of their number to call such meeting at the expense of the Corporation, and such meeting may be called by such person so designated by giving the notice required for annual meetings of stockholders. Any holder of Series A Preferred Stock so designated shall have access to the stock books of the Corporation for the purpose of causing meetings of shareholders to be called pursuant to these provisions. Notwithstanding the provisions of this paragraph (iii), no such special meeting shall be called during the period within ninety days immediately preceding the date fixed for the next annual meeting of shareholders.

                (iv)           At any meeting held for the purpose of electing directors at which the holders of Series A Preferred Stock and any other series of Preferred Stock shall have the special right to elect directors as provided in this Section 3(c), the presence, in person or by proxy, of the holders of one-third of the voting power of the then outstanding aggregate number of shares of Series A Preferred Stock and such other series of Preferred Stock shall be required to constitute a quorum for the election of any director by the holders of such series. At any such meeting or adjournment thereof, (1) the absence of a quorum shall not prevent the election of directors other than those to be elected by all such series of Preferred Stock voting separately as a class, and the absence of a quorum for the election of such other directors shall not prevent the election of the directors to be elected by the Series A Preferred Stock and any other series of Preferred Stock that may be voting with it separately as a class, and (2) in the absence of either or both such quorums, the holders of a majority of the voting power of the shares present in person or by proxy of the stock or stocks which lack a quorum shall have power to adjourn the meeting for the electing of directors who they are entitled to elect from time to time without notice other than announcement at the meeting until a quorum shall be present.

                (v)            During any period when the holders of Series A Preferred Stock have the right to vote separately as a class for directors as provided in this Section 3(c), (1) the directors so elected by the holders of the one or more series of Preferred Stock entitled to vote for such directors shall continue in office until the next succeeding annual meeting or until their successors, if any, are elected by such holders and qualify or, until termination of the right of the holders of the one or more series of Preferred Stock entitled to vote for such directors to vote separately as a class for directors as provided in this Section 3(c) and (2) vacancies in the Board of Directors shall be filled only by vote of a majority (even if that be only a single director) of the remaining directors theretofore elected by the holders of the one or more series of Preferred Stock which elected the directors whose office shall have become vacant or, if there be no such remaining director, directors to fill such vacancies shall be elected by the holders of the one or more series of Preferred Stock then entitled to vote for such directors at a special meeting called pursuant to the provisions of paragraph (iii) hereof. Immediately upon any termination of the right of the holders of Series A Preferred Stock and any other series of Preferred Stock to vote separately as a class for directors as provided in this Section 3(c), the term of office of the directors then in office so elected by the holders of Series A Preferred Stock and any such other series of Preferred Stock shall terminate. Whenever the term of office of the directors so elected by the holders of Series A Preferred Stock

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and any such other series of Preferred Stock shall terminate and the special voting power vested in the holders of Series A Preferred Stock and any such other series of Preferred Stock as provided in this Section 3(c) shall have terminated, the number of directors shall be such number as may be provided for in the by-laws irrespective of any increase made pursuant to the provisions of this Section 3(c).

                (d)          Nothing herein shall prevent the directors or stockholders from taking any action to increase the number of authorized shares of Series A Preferred Stock, increasing the number of authorized shares of Preferred Stock of the same class as the Series A Preferred Stock or the number of authorized shares of Common Stock, or changing the par value of the Common Stock or Preferred Stock, or issuing options, warrants, or rights to any class of stock of this Corporation, as authorized by this Certificate of Incorporation as now in effect or as it may hereafter be amended.

                (e)          So long as any shares of Series A Preferred Stock are outstanding, the Corporation shall not, without the affirmative vote of the holders of two-thirds of the outstanding shares of Series A Preferred Stock, given by such holders as one class, amend this Certificate of Incorporation in any manner which would materially alter or change the powers, preferences or special rights of this Series so as to affect them adversely. Except as provided in this Certificate of Incorporation of the Corporation or by law, holders of shares of Series A Preferred Stock shall have no special voting rights and their consent shall not be required for taking any corporate action.

                Section 4.              Certain Restrictions.

                (a)          Whenever quarterly dividends or other dividends or distributions payable on the Series A Preferred Stock as provided in Section 3 are in arrears, thereafter and until all accrued and unpaid dividends and distributions, whether or not declared, on shares of Series A Preferred Stock outstanding shall have been paid in full, the Corporation shall not:

                (i)              declare or pay dividends on, make any other distributions on, or redeem or purchase or otherwise acquire for consideration, any shares of stock ranking junior (either as to dividends or upon liquidation, dissolution or winding up) to the Series A Preferred Stock;

                (ii)            declare or pay dividends, or make any other distributions, on or make any other distributions on any shares of stock ranking on a parity (either as to dividends or upon liquidation, dissolution or winding up) with the Series A Preferred Stock, except dividends paid ratably on the Series A Preferred Stock and all such parity stock on which dividends are payable or in arrears in proportion to the total amounts to which the holders of all such shares are then entitled;

                (iii)            except as provided in the following paragraph (iv), redeem or purchase or otherwise acquire for consideration shares of any stock ranking on a parity (either as to dividends or upon liquidation, dissolution or winding up) with the Series A Preferred Stock, provided that the Corporation may at any time redeem, purchase or otherwise

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acquire shares of any such parity stock in exchange for shares of any stock of the Corporation ranking junior (both as to dividends and upon dissolution, liquidation or winding up) to the Series A Preferred Stock; or

                (iv)           purchase or otherwise acquire for consideration any shares of Series A Preferred Stock, or any shares of stock ranking on a parity (either as to dividends or upon liquidation, dissolution or winding up) with the Series A Preferred Stock, except in accordance with a purchase offer made in writing or by publication (as determined by the Board of Directors) to all holders of shares of Series A Preferred Stock and all such other shares upon such terms as the Board of Directors, after consideration of the respective annual dividend rates and other relative rights and preferences of the respective series and classes, shall determine in good faith will result in fair and equitable treatment among the respective series or classes.

                (b)          The Corporation shall not permit any subsidiary of the Corporation to purchase or otherwise acquire for consideration any shares of stock of the Corporation unless the Corporation could, under Section (a), purchase or otherwise acquire such shares at such time and in such manner.

                Section 5.              Reacquired Shares. Any shares of Series A Preferred Stock purchased or otherwise acquired by the Corporation in any manner whatsoever shall be retired and cancelled promptly after the acquisition thereof. All such shares shall upon their cancellation become authorized but unissued shares of preferred stock, without designation as to series, and may be reissued as part of a new series of preferred stock to be created by resolution or resolutions of the Board of Directors, subject to the conditions and restrictions on issuance set forth in this Certificate of Incorporation, or in any other certificate of designation creating a series of preferred stock or any similar stock or as otherwise required by law.

                Section 6.              Liquidation, Dissolution or Winding Up. Upon any voluntary or involuntary liquidation, dissolution or winding up of the Corporation, no distribution shall be made (i) to the holders of shares of stock ranking junior (either as to dividends or upon liquidation, dissolution or winding up) to the Series A Preferred Stock unless, prior thereto, the holders of shares of Series A Preferred Stock shall have received the higher of (x) $100 per share plus an amount equal to accrued and unpaid dividends and distributions thereon, whether or not declared, to the date of such payment, or (y) an aggregate amount per share, subject to the provision for adjustment hereinafter set forth, equal to 100 times the aggregate amount to be distributed per share to holders of Common Stock, or (ii) to the holders of stock ranking on a parity (either as to dividends or upon liquidation, dissolution or winding up) with the Series A Preferred Stock, except distributions made ratably on the Series A Preferred Stock and all other such parity stock in proportion to the total amounts to which the holders of all such shares are entitled upon such liquidation, dissolution or winding up. In the event the Corporation shall at any time declare or pay any dividend on Common Stock payable in shares of Common Stock, or effect a subdivision or combination or consolidation of the outstanding shares of Common Stock (by reclassification or otherwise than by payment of a dividend in shares of Common Stock) into a greater or lesser number of shares of Common Stock, then in each such case the aggregate amount to which holders of shares of Series A Preferred Stock were entitled immediately prior to such event under clause (i) of the preceding sentence shall be adjusted by multiplying such

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amount by a fraction the numerator of which is the number of shares of Common Stock outstanding immediately after such event and the denominator of which is the number of shares of Common Stock that were outstanding immediately prior to such event.

                Section 7.              Consolidation, Merger, etc.  In case the Corporation shall enter into any consolidation, merger, combination or other transaction in which the shares of Common Stock are exchanged for or changed into other stock or securities, cash and/or any other property, or otherwise changed, then in any such case each share of Series A Preferred Stock shall at the same time be similarly exchanged or changed into an amount per share (subject to the provision for adjustment hereinafter set forth) equal to 100 times the aggregate amount of stock, securities, cash and/or any other property (payable in kind), as the case may be, into which or for which each share of Common Stock is changed or exchanged. In the event the Corporation shall at any time declare or pay any dividend on Common Stock payable in shares of Common Stock, or effect a subdivision or combination or consolidation of the outstanding shares of Common Stock (by reclassification or otherwise than by payment of a dividend in shares of Common Stock) into a greater or lesser number of shares of Common Stock, then in each such case the amount set forth in the preceding sentence with respect to the exchange or change of shares of Series A Preferred Stock shall be adjusted by multiplying such amount by a fraction the numerator of which is the number of shares of Common Stock outstanding immediately after such event and the denominator of which is the number of shares of Common Stock that were outstanding immediately prior to such event.

                Section 8.              No Redemption. The shares of Series A Preferred Stock shall not be redeemable.

                Section 9.              Rank. Unless otherwise provided in this Certificate of Incorporation of the Corporation or a Certificate of Designation relating to a subsequent series of preferred stock of the Corporation, the Series A Preferred Stock shall rank junior to all other series of the Corporation’s preferred stock as to the payment of dividends and the distribution of assets on liquidation, dissolution or winding up, and senior to the Common Stock of this Corporation.

                Section 10.           Fractional Shares. Series A Preferred Stock may be issued in fractions of a share which shall entitle the holder, in proportion to such holder’s fractional shares, to exercise voting rights, receive dividends, participate in distributions and to have the benefit of all other rights of holders of Series A Preferred Stock.

            FIFTH:               (a)       The number of directors which shall constitute the entire Board of Directors of the Corporation shall be not less than three, the exact number to be fixed from time to time exclusively by the Board of Directors pursuant to a resolution duly adopted by a majority of the entire Board. The Board of Directors shall be divided into three classes, each to be as nearly equal in number as possible. Each member of the Board of Directors in the first class shall hold office until the 1987 Annual Meeting of Shareholders, each member of the Board of Directors in the second class shall hold office until the 1988 Annual Meeting of Shareholders, and each member of the Board of Directors in the third class shall hold office until the 1989 Annual Meeting of Shareholders. Commencing with the 1987 Annual Meeting of Shareholders and at each succeeding annual shareholders’ meeting, successors to the class of directors whose term expires at such annual shareholders’ meeting shall be elected for a three-year term. If the

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number of such directors is changed, any increase or decrease in such directors shall be apportioned by the Board of Directors among the classes so as to maintain the number of directors comprising each class as nearly equal as possible, provided that no decrease in the number of directors shall affect the term of any director then in office. A director shall hold office until the annual shareholders’ meeting for the year in which his term expires and until his successor is elected and qualified. In case of any increase in the number of directors or any vacancy in any class or classes the additional directorships or vacancies may be filled by a majority of the directors then in office, though less than a quorum, and any director so elected shall hold office until the next annual meeting of shareholders, and until his successor shall have been elected and qualified. Any or all of the directors may be removed for cause by the shareholders or by the Board of Directors.

                                      (b)       The affirmative vote of the holders of 80% or more of the shares entitled to vote in the election of directors shall be required to amend or repeal, or adopt any provisions inconsistent with, this Article Fifth of this Certificate of Incorporation.

            SIXTH:             The shareholder vote required to approve Business Combinations (as hereinafter defined) shall be as set forth in this Article Sixth.

            Section 1.          Higher Vote for Business Combinations. In addition to any affirmative vote required by law, and except as otherwise expressly provided in Section 2 of this Article Sixth:

(a)            any merger or consolidation of the Corporation or any Subsidiary (as hereinafter defined) with (i) any Interested Shareholder (as hereinafter defined) or (ii) any other corporation (whether or not itself an Interested Shareholder) which is, or after such merger or consolidation would be, an Affiliate (as hereinafter defined) of an Interested Shareholder; or

(b)            any sale, lease, exchange, mortgage, pledge, transfer or other disposition (in one transaction or a series of transactions) to or with any Interested Shareholder or any Affiliate of any Interested Shareholder of any assets of the Corporation, or any Subsidiary, having an aggregate Fair Market Value (as hereinafter defined) of $5,000,000 or more; or

(c)             the issuance or transfer by the Corporation or any Subsidiary (in one transaction or a series of transactions) of any securities of the Corporation or any Subsidiary to any Interested Shareholder or any Affiliate of any Interested Shareholder in exchange for cash, securities or other property (or a combination thereof) having an aggregate Fair Market Value of $1,000,000 or more; or

(d) the adoption of any plan or proposal for the liquidation or dissolution of the Corporation proposed by or on behalf of any Interested Shareholder or any Affiliate of any Interested Shareholder; or

(e)             any reclassification of securities (including any reverse stock split), or recapitalization of the Corporation, or any merger or consolidation of the Corporation with any of its Subsidiaries or any other transaction (whether or not with or into or

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otherwise involving an Interested Shareholder) which has the effect, directly or indirectly, of increasing the proportionate share of the outstanding shares of any class of equity or convertible securities of the Corporation or any Subsidiary which is directly or indirectly owned by any Interested Shareholder or any Affiliate of any Interested Shareholder;

shall require the affirmative vote of the holders of at least 80% of the outstanding shares of the Corporation’s voting stock, voting together as a single class, and the affirmative vote of at least two-thirds of the outstanding shares of voting stock held by shareholders other than an Interested Shareholder. (For purposes of this Article Sixth, each share of voting stock shall have the number of votes granted to it pursuant to Article Fourth of this Certificate of Incorporation.) Such affirmative vote shall be required notwithstanding the fact that no vote may be required, or that a lesser percentage may be specified, by law or in any agreement with any national securities exchange or otherwise.

                      The term “Business Combination” as used in this Article Sixth shall mean any transaction which is referred to in any one or more of paragraphs (a) through (e) of Section 1.

            Section 2.         When Higher Vote is Not Required. The provisions of Section 1 of this Article Sixth shall not be applicable to any particular Business Combination, and such Business Combination shall require only such affirmative vote as is required by law, the By-laws of the Corporation, and any other provision of this Certificate of Incorporation, if all the conditions specified in either of the following paragraphs (a) or (b) are met:

(a) The Business Combination shall have been approved by two-thirds of the Disinterested Directors (as hereinafter defined), or

(b) All of the following conditions shall have been met:

(i)        The consideration to be received by the Corporation’s shareholders in such Business Combination shall be either cash or the same type of consideration used by the Interested Shareholder in acquiring the largest portion of its holdings of shares of the Corporation prior to the first public announcement of the Business Combination (the “Announcement Date”).

(ii)       The aggregate amount of the cash and the Fair Market Value as of the date of the consummation of the Business Combination (the “Consummation Date”) of the consideration other than cash to be received per share by holders of Common Stock in such Business Combination shall be an amount at least equal to the highest of the following:

(1)       the highest per share price (including any brokerage commissions, transfer taxes and soliciting dealers’ fees and after giving effect to appropriate adjustments for any recapitalizations, stock splits, stock dividends and like distributions) paid by the Interested Shareholder for any shares of Common Stock acquired by it (x) within the two-year

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period immediately prior to the Announcement Date or (y) in the transaction in which it became an Interested Shareholder, whichever is higher, plus interest compounded annually from the date on which the Interested Shareholder became an Interested Shareholder (the “Determination Date”) through the Consummation Date at the prime rate of interest of Citibank, N.A. (or other major bank headquartered in New York City selected by a majority of the Disinterested Directors) from time to time in effect in New York City, less the aggregate amount of any cash dividends paid, and the Fair Market Value of any dividends paid in property other than cash, per share of Common Stock from the Determination Date through the Consummation Date in an amount up to but not exceeding the amount of such interest payable per share of Common Stock; or

(2) the Fair Market Value per share of Common Stock on the Announcement Date or on the Determination Date, whichever is higher; or

(3)       the product of (x) the earnings per share of Common Stock for the four full consecutive fiscal quarters immediately preceding the Announcement Date as to which financial results have been published by the Corporation, multiplied by (y) the then price/earnings multiple (if any) of such Interested Shareholder or any of its Affiliates as customarily computed and reported in the financial community; or

(4)       the product of (x) the price per share equal to the Fair Market Value per share of Common Stock determined pursuant to paragraph (b)(ii)(2) of this Section 2, multiplied by (y) a percentage determined by dividing (A) the highest per share price (including any brokerage commissions, transfer taxes and soliciting dealers’ fees and after giving effect to appropriate adjustments for any recapitalizations, stock splits, stock dividends and like distributions) paid by the Interested Shareholder for any shares of Common Stock acquired by it within the two-year period immediately prior to the Announcement Date, by (B) the Fair Market Value per share of Common Stock on the first day in such two-year period upon which the Interested Shareholder acquired any shares of Common Stock.

(iii)      After such Interested Shareholder has become an Interested Shareholder, and prior to the consummation of such Business Combination: (1) there shall have been no failure to pay nor reduction in the annual rate of dividends regularly paid on the Corporation’s Common Stock (as such rate may be adjusted from time to time to reflect changes in the Corporation’s capitalization) unless such failure to pay or reduction is approved by a majority of the Disinterested Directors; and (2) such Interested Shareholder shall not have become the beneficial owner of any additional shares of

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Common Stock except as part of the transaction which results in such Interested Shareholder becoming an Interested Shareholder.

(iv)      After such Interested Shareholder has become an Interested Shareholder, such Interested Shareholder shall not have received the benefit, directly or indirectly (except proportionately as a shareholder), of any loans, advances, guarantees, pledges or other financial assistance or any tax credits or other tax advantages provided by the Corporation, whether in anticipation of or in connection with such Business Combination.

(v)       A proxy or information statement describing the proposed Business Combination and complying with the requirements of the Securities Exchange Act of 1934 and the rules and regulations thereunder (or any subsequent provisions replacing such Act, rules or regulations) shall be mailed to the shareholders of the Corporation at least thirty days prior to the consummation of such Business Combination (whether or not such proxy or information statement is required to be mailed pursuant to such Act or subsequent provisions).

Section 3. Certain Definitions. For purposes of this Article Sixth:

(a) A “person” shall mean any individual, firm, corporation or other entity.

(b) “Interested Shareholder” shall mean any person (other than the Corporation or any Subsidiary) who or which:

(i) is the beneficial owner, directly or indirectly, of more than 10% of the outstanding voting stock of the Corporation; or

(ii)           is an Affiliate of the Corporation and at any time within the two-year period immediately prior to the date in question was the beneficial owner, directly or indirectly, of 10% or more of the then outstanding voting stock; or

(iii)          is an assignee of or has otherwise succeeded to any shares of voting stock which were at any time within the two-year period immediately prior to the date in question beneficially owned by any Interested Shareholder, if such assignment or succession shall have occurred in the course of a transaction or series of transactions not involving a public offering within the meaning of the Securities Act of 1933.

(c)	A person shall be a “beneficial owner” of any voting stock:

(i) which such person or any of its Affiliates or Associates (as hereinafter defined) beneficially owns, directly or indirectly; or
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(ii)          which such person or any of its Affiliates or Associates has (x) the right to acquire (whether such right is exercisable immediately or only after the passage of time), pursuant to any agreement, arrangement or understanding or upon the exercise of conversion rights, exchange rights, warrants or options, or otherwise, or (y) the right to vote pursuant to any agreement, arrangement or understanding; or

(iii)         which are beneficially owned, directly or indirectly, by any other person with which such person or any of its Affiliates or Associates has any agreement, arrangement or understanding for the purpose of acquiring, holding, voting or disposing of any shares of voting stock.

(d)              For purposes of determining whether a person is an Interested Shareholder pursuant to paragraph (b) of this Section 3, the number of shares of voting stock deemed to be outstanding shall include shares deemed owned through application of paragraph (c) of this Section 3 but shall not include any other shares of voting stock which may be issuable pursuant to any agreement, arrangement or understanding, or upon exercise of conversion rights, warrants or options, or otherwise.

(e)             “Affiliate” or “Associate” shall have the respective meanings ascribed to such terms in Rule 12b-2 of the General Rules and Regulations under the Securities Exchange Act of 1934, as in effect on October 1, 1983.

(f)              “Subsidiary” means any company of which a majority of any class of equity security is owned, directly or indirectly, by the Corporation; provided, however, that for the purposes of the definition of Interested Shareholder set forth in paragraph (b) of this Section 3, the term “Subsidiary” shall mean only a company of which a majority of each class of equity security is owned, directly or indirectly, by the Corporation.

(g)             “Disinterested Director” means any member of the Board of Directors of the Corporation (the “Board”) who is unaffiliated with the Interested Shareholder and was a member of the Board prior to the time that the Interested Shareholder became an Interested Shareholder, and any successor of a Disinterested Director who is unaffiliated with the Interested Shareholder and is recommended to succeed a Disinterested Director by a majority of Disinterested Directors then on the Board.

(h)             “Fair Market Value” means: (i) in the case of stock, the highest closing bid quotation with respect to a share of such stock during the 30-day period immediately preceding the date in question on the National Association of Securities Dealers, Inc., Automated Quotations System or any system then in use, or, in the event such stock is listed on a securities exchange, the highest closing sale price on such exchange during the 30-day period preceding the date in question or, if no quotations are available, the fair market value on the date in question of a share of such stock as determined by a majority of the Disinterested Directors in good faith, in each case after giving effect to appropriate adjustments for any recapitalizations, stock splits, stock dividends and like distributions; and (ii) in the

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case of property other than cash or stock, the fair market value of such property on the date in question as determined by a majority of the Disinterested Directors in good faith.

(i)                In the event of any Business Combination in which the Corporation survives, the phrase “consideration other than cash to be received” as used in paragraph (b)(ii) of Section 2 of this Article Sixth shall include the shares of Common Stock and/or the shares of any other class of outstanding voting stock retained by the holders of such shares.

                Section 4.              Powers of Disinterested Directors. A majority of the Disinterested Directors of the Corporation shall have the power and duty to determine, on the basis of information known to them after reasonable inquiry, all facts necessary to determine compliance with this Article Sixth, including without limitation (a) whether a person is an Interested Shareholder, (b) the number of shares of voting stock beneficially owned by any person, (c) whether a person is an Affiliate or Associate of another, (d) whether the requirements of paragraph (b) of Section 2 have been met with respect to any Business Combination, and (e) whether the assets which are the subject of any Business Combination have, or the consideration to be received for the issuance or transfer of securities by the Corporation or any Subsidiary in any Business Combination has, an aggregate Fair Market Value of $5,000,000 or $1,000,000, respectively, or more; and the good faith determination of a majority of the Disinterested Directors on such matters shall be conclusive and binding for all the purposes of this Article Sixth.

                Section 5.              No Effect of Fiduciary Obligations of Interested Shareholders. Nothing contained in this Article Sixth shall be construed to relieve the Board of Directors or any Interested Shareholder from any fiduciary obligation imposed by law.

                Section 6.              Amendment, Repeal, etc. Notwithstanding any other provisions of this Certificate of Incorporation or the By-laws of the Corporation (and notwithstanding the fact that a lesser percentage may be specified by law, this Certificate of Incorporation or the By-laws of the Corporation), the affirmative vote of the holders of at least 80% of the outstanding shares of the Corporation’s voting stock, voting together as a single class, and the affirmative vote of at least two-thirds of the outstanding shares of voting stock held by shareholders other than an Interested Shareholder shall be required to amend or repeal, or adopt any provisions inconsistent with, this Article Sixth of this Certificate of Incorporation.

            SEVENTH:    No director of the Corporation shall be personally liable to the Corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, provided that this Article Seventh shall not eliminate or limit the liability of a director (i) for any breach of such director’s duty of loyalty to the Corporation or stockholders, (ii) for acts or omissions of such director not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under Section 174 of the Delaware General Corporation Law, or (iv) for any transaction from which such director derived an improper personal benefit; nor shall this Article Seventh eliminate or limit the liability of a director for any act or omission occurring prior to the date this Article Seventh becomes effective.

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            EIGHTH:    Action shall be taken by shareholders of the Corporation only at a duly called annual or special meeting of shareholders of the Corporation and shareholders may not act by written consent.

                    IN WITNESS WHEREOF, the Corporation has caused this Restated Certificate of Incorporation to be executed in its corporate name Chairman, Chief Executive Officer and President and attested by its Secretary this 18th day of August, 2006.

/s/ Fred Kornberg

Fred Kornberg,
Chairman, Chief Executive Officer and President

Attest:

/s/ Gail Segui

Gail Segui,
Secretary
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